UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2017

Strategic Storage Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-55616

Maryland	46-2335760
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement

On December 20, 2017, Strategic Storage Growth Trust, Inc. (the “Registrant”) through its operating partnership, SS Growth Operating Partnership, L.P. (the “Operating Partnership”), and certain affiliated entities (collectively, the “Borrower”), entered into an amended and restated revolving credit agreement (the “Amended Credit Agreement”) with KeyBank, National Association (“KeyBank”), as administrative agent and KeyBanc Capital Markets, LLC, as sole book runner and sole lead arranger.  Please see Item 2.03 below for a description of the Amended Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Under the terms of the Amended Credit Agreement, the Borrower has a maximum borrowing capacity of $50 million (the “Amended KeyBank Credit Facility”).  The Amended KeyBank Credit Facility replaced the Registrant’s credit facility with KeyBank in which the Borrower had a maximum borrowing capacity of $40 million.  It is anticipated that the Amended KeyBank Credit Facility will be used by the Borrower for general business purposes, including to fund future self storage property acquisitions of the Registrant. As of the date hereof, there are no amounts outstanding with respect to the Amended KeyBank Credit Facility.

The Amended KeyBank Credit Facility is a revolving loan with a one year term, maturing on December 20, 2018.  Payments due pursuant to the Amended KeyBank Credit Facility are interest-only.  The amounts outstanding under the Amended KeyBank Credit Facility bear interest based on the type of borrowing, which are either “ABR” or “Eurodollar” at the Company’s election.  The loans comprising ABR borrowing bear interest at the lesser of (x) the “alternate base rate” (being the highest of (1) the Prime Rate, (2) the Federal Funds Effective Rate plus 0.5% or (3) one-month LIBO Rate plus 1%, with such capitalized terms being defined in the Amended Credit Agreement) plus 125 basis points, or (y) the maximum rate that can be charged by the lenders accordance with applicable law.  The loans comprising Eurodollar borrowing bear interest at the lesser of (a) the “adjusted LIBO rate” (as defined in the Amended Credit Agreement) for a given “interest period” (as defined in the Amended Credit Agreement) plus 225 basis points, or (b) the maximum rate that can be charged by the lenders accordance with applicable law.

The Borrower is required to pay certain fees in connection with the Amended Credit Agreement. For example, the Borrower must pay fees in respect of the unutilized portion of the commitments under the Amended Credit Agreement, and the Borrower is required to pay KeyBank, as administrative agent, an administrative fee for administrative services. In addition, the Borrower paid certain fees to the lenders in connection with the Amended KeyBank Credit Facility.

The Amended KeyBank Credit Facility is fully recourse, jointly and severally, to the Registrant and the Borrower and is secured by cross-collateralized, first mortgage liens on 14 “mortgaged properties” (as defined in the Amended Credit Agreement).  The Amended KeyBank Credit Facility may be prepaid or terminated at any time without penalty, provided, however, that the Lenders shall be indemnified for any breakage costs associated with any LIBOR borrowings. The Amended Credit Agreement also contains customary representations and warranties, covenants and events of default. Amounts outstanding under the Revolving Credit Agreement may be accelerated upon the occurrence of an event of default.

Pursuant to that certain amended and restated guaranty (the “KeyBank Guaranty”), dated December 20, 2017, in favor of the Lenders, the Registrant serves as a guarantor of all obligations due under the Amended KeyBank Credit Facility.  The Registrant, as the guarantor under the Amended KeyBank Credit Facility, and the Borrower, on a consolidated basis, must at all times comply with the following financial covenants: (i) a total leverage ratio no greater than 40%; (ii) a tangible net worth not less than $200,489,390, plus 85% of the net equity proceeds received by the Registrant; (iii) a minimum liquidity no less than $3 million; (iv) a fixed charge coverage ratio of 1.50x; (v) any time when either (x) the total leverage ratio is in excess of 25%, or (y) the fixed charge ratio is less than 3.50 to 1.0, an unhedged variable rate of indebtedness to total indebtedness not to exceed 30%; (vi) a loan to value ratio no greater than 45%; and (vii) a pool debt ratio no less than 12%.

Under certain conditions, the Borrower may cause the release of one or more of the properties serving as collateral for the Amended KeyBank Credit Facility, subject to a requirement that no default or event of default is then outstanding or would reasonably occur as a result of such release, including compliance with the “pool debt yield” (as defined in the Amended Credit Agreement).

The foregoing description of the Amended Credit Agreement and the KeyBank Guaranty does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement and the KeyBank Guaranty, which are attached as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

10.1	Amended and Restated Credit Agreement, dated December 20, 2017
10.2	KeyBank Guaranty, dated December 20, 2017

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage GROWTH Trust, Inc.
Date: December 22, 2017	By:	/s/ Michael O. Terjung
Michael O. Terjung
Chief Financial Officer and Treasurer